Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated April 26 , 2012, is by and among Comverse, Inc. (together with its successors and assigns permitted under this Agreement, the “Company”), Comverse Technology, Inc., a New York corporation (“Parent”) and Philippe Tartavull (the “Executive”).
WHEREAS, the Company desires that Executive become employed by, and Executive desires to be employed by, the Company effective as of May 21, 2012 (the “Effective Date”).
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive's employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third anniversary of the Effective Date (the “Term”). In the event Executive continues in employment after the expiration of the Term, unless the Company and Executive have mutually agreed in writing to extend the Term, such employment shall be “at will” employment and may be terminated at any time by either party on written notice, but without Sections 5 and 6 hereof applying thereto.

2.Duties. During the Term, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive's position for the Company and any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (an “Affiliate”). Executive shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, (the “Chief Executive Officer” or “CEO”). Prior to consummation of the divestiture of the Company from Parent (such transaction, the “Spin Off”), Executive will report directly to the Board of Directors of Parent (the “Parent Board”). Following consummation of the Spin Off, Executive will report directly to the Board of Directors of the Company (the “Board”). Executive shall devote substantially all of Executive's business time and attention and Executive's best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive's employment and service with the Company and its Affiliates; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive's personal investments (so long as such investment activities are of a passive nature), or (ii) engaging in charitable or civic activities, or (iii) participating on boards of directors or similar bodies of non-profit organizations and the board of directors of the company on which Executive serves on the date hereof, so long as (A) such activities do not (a) interfere with the performance of Executive's duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii) and (iii) only, detrimentally affect the Company's reputation as reasonably determined by the Company in good faith, and (B) Executive complies with the Code of Business Conduct and Ethics and Insider Trading Policy, each as amended from time to time. If requested,

Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company's Affiliates without additional compensation. During the Term, the Company shall cause the Executive to be nominated for election to the Board and, if the Spin Off does not occur prior to December 31, 2012, the Parent Board, in each case, which the Executive must resign from in the event the Executive no longer holds the position of Chief Executive Officer of the Company.

3.Location Of Employment. Executive's principal place of employment shall be at the Company's headquarters, subject to reasonable business travel consistent with Executive's duties and responsibilities. Executive shall be required to relocate and establish a primary residence in proximity to the Company headquarters in either Mt. Laurel, New Jersey or Wakefield, Massachusetts. Executive's failure to relocate in accordance with this Section 3 within sixty (60) days following consummation of the Spin Off shall constitute “Cause” for purposes of this Agreement.

4.Compensation.

4.1Base Salary.

(a)In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $700,000 during the Term. Executive's Base Salary will be reviewed annually and may be increased, but not decreased, at the discretion of the Compensation Committee of the Company (the “Compensation Committee”) based on market trends, internal considerations and Executive's performance.

(b)The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, FICA contributions and similar deductions legally required to be withheld.

4.2Annual Cash Bonus. With respect to each fiscal year, which for clarity is currently February 1 to January 31 of the following calendar year, during the Term, commencing in 2012, Executive shall be eligible to receive an annual cash bonus award (the “Cash Bonus”). Executive's target award opportunity (“Target Cash Bonus”) will be 100% of Executive's Base Salary earned for the applicable fiscal year and Executive's maximum award opportunity will be 200% of Executive's Base Salary earned for the applicable fiscal year. The amount of any Cash Bonus awarded to Executive shall be determined based upon performance against goals approved annually by the Compensation Committee. The Cash Bonus for each fiscal year shall be paid to Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15th of the year following the fiscal year to which such Cash Bonus relates.

4.3Sign On Restricted Stock Unit Awards. On the Effective Date, Parent shall grant Executive a one-time award of restricted stock units of Parent (the “Signing RSUs”) pursuant to Parent's Equity Incentive Plan for 131,441 shares of Parent's common stock (“Common Stock”). The Signing RSUs shall vest in three (3) equal annual installments on each of the first three (3) anniversaries of the Effective Date, subject to Executive's continued employment on each such vesting date. The Signing RSUs shall be subject to the terms and conditions set forth in the Equity Incentive Plan and the Company's standard restricted stock unit agreement, which shall not be inconsistent herewith. Upon termination of Executive's employment, the unvested portion of the Signing RSUs shall be immediately forfeited unless otherwise stated in the applicable restricted stock unit agreement or in Section 6 hereof. Upon consummation of the Spin Off, the unvested portion of the Signing RSUs shall be converted into an equivalent value award of the Company. In the event of a Change of Control, (i) to the extent that the continuing entity fails to assume or replace the Signing RSUs with a new award of equivalent value and substantially equivalent terms, the Signing RSUs shall vest immediately, and (ii) if the continuing entity assumes or replaces the Signing RSUs with a new award of equivalent value and substantially equivalent terms, the vesting schedule of the Signing RSUs shall not accelerate and the unvested portion of the Signing RSUs shall be immediately forfeited upon any subsequent termination of Executive's employment unless otherwise stated in the applicable restricted stock unit agreement or in Section 6 hereof.

4.4Sign On Option Awards.

(a)On the Effective Date, Parent shall grant Executive a one-time option (the “Signing Option”) to purchase Common Shares, with an exercise price per Common Share determined in accordance with Parent's Equity Incentive Plan. The Signing Option shall be an option to purchase 788,644 Common Shares. The Signing Option shall have a term of ten (10) years and shall vest in three (3) equal annual installments on the first three anniversaries of the Effective Date, subject to Executive's continued employment on each such vesting date. The Signing Option shall be subject to the terms and conditions, including the determination of the exercise price, set forth in the Equity Incentive Plan and the Company's standard option agreement, which shall not be inconsistent herewith.

(b)Upon termination of Executive's employment, the unvested portion of the Signing Option shall be immediately forfeited unless otherwise stated in the applicable option agreement or Section 6 hereof. Upon termination of Executive's employment, the vested portion of the Signing Option shall remain exercisable until the earlier of (i) twelve (12) months following termination of Executive's employment, and (ii) expiration of the original ten (10) year term; provided, however, that if Executive's employment is terminated for Cause, the Signing Option shall be immediately forfeited in its entirety. Upon consummation of the Spin Off, any unexercised portion of the Signing Option shall be converted into an equivalent value award of the Company. In the event of a Change of Control, (i) if the continuing entity fails to assume or replace the Signing Option with a new award of equivalent value and substantially equivalent terms, the Signing Option shall vest immediately, and (ii) if the continuing entity assumes or replaces the Signing Option with a new award of equivalent value and substantially equivalent terms, the vesting schedule of the Signing Option shall not accelerate and the unvested portion of the Signing Option shall be immediately forfeited upon any subsequent termination of Executive's employment unless otherwise stated in the applicable option agreement or in Section 6 hereof.

4.5Annual Equity Awards. During the Term, Executive will be eligible to receive annual equity and equity-based awards under Parent's Equity Incentive Plan or any similar arrangement adopted by the Company upon consummation of the Spin Off (the “Annual Equity Awards”), based on market practice, affordability, the performance of the Company, the performance of Executive and such other factors as are determined to be relevant in the good faith discretion of the

Compensation Committee, and consistent with the equity awards provided to other senior executives of the Company. The value and form of any Annual Equity Awards shall be determined by the Compensation Committee annually and are anticipated to be in the form of (i) restricted shares of Parent or, following the Spin Off, the Company, and (ii) options to purchase shares of Parent, or, following the Spin Off, the Company, in each case which may or may not include performance vesting requirements. The terms and conditions of any Annual Equity Awards shall generally be the same as those applicable to other senior executives of the Company, including, without limitation, the termination and change of control provisions.

4.6Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.7Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless (i) specifically referenced in this Agreement, or (ii) adopted subsequent to the Effective Date and intended to replace or serve in lieu of provisions set forth herein) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

5.Termination. Executive's employment hereunder may be terminated as follows:

5.1.Automatically in the event of the death of Executive;

5.2.At the option of the Company, by written notice to Executive or Executive's personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (selected by the Company) that Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period of 120 consecutive days or 180 days in any 365 day period. Executive shall fully cooperate in connection with the determination of whether Disability exists.

5.3.At the option of the Company for Cause (as defined in Section 6.5), on prior written notice to Executive;

5.4.At the option of the Company at any time without Cause on sixty (60) days prior written notice to Executive (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4);
5.5.At the option of Executive for Good Reason; or

5.6.At the option of Executive for any or no reason, on sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice).

6.Severance Payments.

6.1.Termination Without Cause or Resignation for Good Reason in the Absence of a Change of Control. If Executive's employment is terminated at any time during the Term by the Company without Cause (and not for death or Disability) or by Executive for Good Reason (as defined in Section 6.5), in each case in the absence of a Change of Control, subject to Section 6.6 hereof, Executive shall be entitled to:

a.within ten (10) business days following such termination, payment of Executive's accrued and unpaid Base Salary, and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

b.an amount in cash equal to two (2) times Executive's Base Salary as then in effect (without any reduction constituting Good Reason), which shall be payable in a lump sum on the sixtieth (60th) day following Executive's termination of employment and shall include any amounts due prior thereto;

c.any Cash Bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;

d.a pro-rata portion of Executive's Cash Bonus for the fiscal year in which Executive's termination occurs (determined by multiplying the amount of the Cash Bonus Executive would have been entitled to receive for the full fiscal year based on actual performance if Executive's employment had not been terminated, by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable at the same time as such payment would be made if Executive continued to be employed by the Company; provided it shall be paid no later than March 15 of the year following the year in which the termination occurs;

e.subject to Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive an amount equal to (i) the monthly amount of the COBRA continuation coverage premium under the Company's group medical plans as in effect from time to time less the amount of Executive's portion of the premium as if Executive was an active employee, multiplied by (ii) twenty four (24), which shall be payable in a lump sum on the sixtieth (60th) day following Executive's termination of employment and shall include any amounts due prior thereto;

f.(i) if Executive's employment is terminated by the Company without Cause, immediate vesting of any portion of the Signing RSUs, if any, that would have vested during the one (1) year period following Executive's termination date (had Executive continued to be employed by the Company during such period), or (ii) if Executive's employment is terminated by Executive for Good Reason, immediate vesting in full of the Signing RSUs;

g.(i) if Executive's employment is terminated by the Company without Cause, immediate vesting of any portion of the Signing Option, if any, that would have vested during the one (1) year period following Executive's termination date (had Executive continued to be employed by the Company during such period), or (ii) if Executive's employment is terminated by Executive for Good Reason, immediate vesting in full of the Signing Option;

h.treatment of any Annual Equity Awards held by Executive in accordance with the standard policy applicable to other senior executive officers of the Company; and

i.all other accrued or vested amounts or benefits due to Executive in accordance with the Company's benefit plans, programs or policies including without limitation any accrued vacation earned during the year of termination (other than severance).

6.2.Termination due to Death or Disability. Upon the termination of Executive's employment due to Executive's death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive's legal representatives shall be entitled to receive:

a. the payments and benefits described under Sections 6.1(a), (c), (h) and (i) hereof; and
b.immediate vesting in full of the Signing RSUs and Signing Option.

6.3.Termination by the Company for Cause or Termination by Executive other than for Good Reason. Except for the payments and benefits described in Sections 6.1(a), (c) (h) and (i), Executive shall not be entitled to receive severance payments or benefits after the last date of employment with the Company upon the termination of Executive's employment hereunder by the Company for Cause pursuant to Section 5.3, or by Executive pursuant to Section 5.6 other than for Good Reason.

6.4.Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive's employment is terminated at any time during the Term by the Company without Cause (and not for death or Disability) or by Executive for Good Reason (as defined in Section 6.4), in each case either (i) prior to a Change of Control but in contemplation thereof, or (ii) within twenty four (24) months following a Change of Control, subject to Section 6.6 hereof, Executive shall be entitled to:

a.the payments and benefits described under Sections 6.1(a), (c), (d), (e), (h) and (i) hereof;

b.an amount in cash equal to 150% of the sum of Executive's (i) Base Salary as in effect as of the date of the Change of Control (or the date of termination if such termination occurs prior to consummation of the Change of Control) but not less than the amount in effect immediately preceding such date (and without any reduction constituting Good Reason), and (ii) Target Cash Bonus determined on the basis of the Base Salary applicable for the purposes of clause (i) of this paragraph had Executive remained employed for the entire fiscal year of termination, which shall be payable in a lump sum on the sixtieth (60th) day following Executive's termination of employment and shall include any amounts due prior thereto; and

c.immediate vesting in full of the Signing RSUs and Signing Option.

6.5.Certain Definitions. For purposes of this Agreement,

a.“Cause” shall mean a good faith finding by the Board or Parent Board, as applicable, of: (i) commission by Executive of, or a plea of nolo contendere by Executive to, any felony; (ii) a material violation by Executive of federal or state securities laws; (iii) willful misconduct or gross negligence by Executive resulting in material and demonstrable harm to the Company; (iv) a material violation by Executive of any Company policy or procedure provided to Executive resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company's Code of Business Conduct and Ethics; (v) the repeated and continued failure by Executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within Executive's individual control and consistent with Executive's position and duties and responsibilities hereunder, except for a failure that is attributable to Executive's illness, injury or Disability; (vi) fraud, embezzlement, theft or material dishonesty by Executive against the Company; (vii) material breach by Executive of any of the provisions of this Agreement which (if curable) is not cured within thirty (30) days of written notice; or (viii) as provided in Section 3 and Section 12.1 hereof.

b.“Good Reason” shall mean, without Executive's prior written consent, the occurrence of any of the following events or actions: (i) any material reduction in Executive's Base Salary; (ii) an actual relocation of Executive's principal office to another location more than 50 miles from its location on the Effective Date; or (iii) a material and adverse reduction in the nature or scope of Executive's responsibilities, duties or authorities; (iv) if the Spin Off does not occur prior to December 31, 2012, any change in Executive's reporting line such that Executive ceases to report directly to the Parent Board; (v) following the Spin Off, the requirement that Executive serve in a position other than as the chief executive officer of a publicly traded company or report to a person or body other than the board of directors of a publicly traded company; or (vi) the Company fails to adopt a severance policy, program or agreement at least ninety (90) days prior to expiration of the Term that will be applicable to Executive following expiration of the Term;

provided, however, that no event described in clause (i), (ii) or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which Executive has knowledge of such conduct, and (B) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

c.“Change of Control” shall mean the occurrence of any of the following events:

i.any person, entity or affiliated group becoming the beneficial owner or owners of more than fifty percent (50%) of the outstanding equity securities of Parent, or otherwise becoming entitled to vote shares representing more than fifty percent (50%) of the total voting power of Parent's then-outstanding securities eligible to vote to elect members of the Parent Board (the “Voting Securities”);

ii.a consolidation or merger (in one transaction or a series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) of Parent pursuant to which the holders of Parent's equity securities, as applicable, immediately prior to such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) would not be the holders immediately after such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) of more than fifty percent (50%) of the Voting Securities of the entity surviving such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition) in substantially similar proportions that they held equity securities of Parent prior to such transaction (or series of related transactions during the twenty-four (24) month period ending on the date of the most recent acquisition);

iii.the approval of the shareholders of Parent of (or if shareholder approval is not required, the occurrence of) the sale all or substantially all of the assets of Parent, as applicable, to any other person or entity, in one transaction or a series of related transactions during the twenty-four month period ending on the date of the most recent transaction (it being understood that a spin-off of shares of capital stock of any subsidiary of Parent or a distribution of other assets of Parent as a dividend to its shareholders does not constitute a sale thereof); or

iv.during any period of twenty-four (24) consecutive months commencing on or after the Effective Date, individuals who as of the beginning of such period constituted the entire Parent Board (together with any new directors (other than those new directors elected in connection with an actual or threatened proxy contest or any other actual or threatened solicitation of proxies) whose election by such Parent Board or nomination for election by Parent's shareholders was approved by a vote of at least a majority of the directors of Parent, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof;

v.the approval of the shareholders of Parent of the liquidation or dissolution of Parent;

provided, that to the extent necessary to comply with Section 409A with respect to the payment of deferred compensation, “Change of Control” shall be limited to a “change in control event” as defined under Section 409A; provided, further, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state Parent's incorporation or to create a holding company that will be owned in substantially similar proportions by the persons or entities who hold Parent's securities immediately before such transaction.
For the avoidance of doubt, the Spin Off shall not constitute a Change of Control. Following consummation of the Spin Off all references in this Section 6.5 to “Parent” and the “Parent Board” shall be deemed to be references to “the Company” and “Board”.
6.6.Conditions to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall only be payable if Executive (or Executive's beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims, as set out in the Company's standard general release for Executives and in the form attached hereto as Exhibit A, provided, if necessary, such general release may be updated and revised to comply with applicable law to achieve its intent. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive's right to severance. In addition, severance shall be conditioned on Executive's compliance with Section 8 hereof as provided in Section 9 below.

6.7.No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company's employees or otherwise, unless such benefit plan or severance policy is adopted subsequent to the Effective Date and is intended to replace or serve in lieu of provisions set forth herein.

6.8.Section 280G Cutback.

a.If it is determined that the aggregate of all Payments (as defined below) that would be subject to the Excise Tax (as defined below), reduced by all federal, state and local taxes applicable thereto, including the Excise Tax, is less than the amount Executive would receive, after all such applicable taxes, if Executive received Payments equal to an amount which is $1.00 less than three times Executive's “base amount”, as defined in and determined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then, in order to maximize Executive's net after-tax return on the Payments, such Payments shall be automatically reduced or eliminated to the extent necessary so that the aggregate Payments received by Executive will not be subject to the Excise Tax. If a reduction in the Payments is necessary, reduction shall occur in the following order: (A) by first reducing or eliminating the portion of the Payments which are not payable in cash and are not attributable to equity awards (other than that portion of the Payments subject to clause (D) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (D) hereof), (C) then by reducing or eliminating the portion of the Payments which are not payable in cash and are attributable to equity awards (other than that portion of the Payments subject to clause (D) hereof) and (D) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

b.For purposes of this Section 6.8, “Payment” shall mean any payment or distribution by the Company or its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan program or arrangement of the Company, including without limitation any restricted stock unit, stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing. For purposes of this Section 6.7, the “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), and any similar tax imposed by state or local law, and any interest or penalties with respect to such excise tax.

c.The determination of whether the Payments shall be reduced as provided in this Section 6.8 hereof and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive no later than forty-five (45) days after Executive's final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive.

7.Reimbursement of Expenses. The Company shall reimburse Executive for (i) reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive's duties hereunder, (ii) annual professional association dues, including the Young Presidents' Organization/WPO, in each case upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company policy, as in effect from time to time, and (iii) attorneys' fees and costs incurred by Executive in connection with the review, negotiation, execution and delivery of this Agreement in an amount not to exceed $25,000. Such reimbursement of expenses incurred by Executive to be submitted to the Chief Financial Officer for approval with an annual review by the Board. Such reimbursement shall be made promptly upon presentation of reports and proper documentation but in any event no later than ninety (90) days after the date the expense was incurred. When traveling for Company business, Executive shall be subject to Company travel policies, as in effect and as amended from time to time. In connection with Executive's relocation in accordance with Section 3 hereof, Executive shall be entitled to benefits and reimbursements, including, without limitation, temporary living expenses for a period of not less than ninety (90) days, in accordance with the Company's relocation policy, in effect from time to time.

8.Restrictions on Activities of Executive.

8.1.Non-Competition. During employment and for a one (1) year period after Executive's employment is terminated for any reason (the “Restriction Period”), Executive covenants and agrees that Executive shall not directly or indirectly (whether for compensation or otherwise) engage in Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean any business or any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that Parent, the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which Parent, the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business, provided that after the end of Executive's employment Competitive Business shall exclude product lines or services that account for less than 5% of the Company's aggregate revenue as projected in the Company's then current business plan for the three-year period following termination of employment. It is not the intent of this covenant to bar Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company as aforesaid. In furtherance thereof, it is acknowledged that it shall not be a breach of this Section 8.1 for Executive to provide services to an entity or person that is not itself a Competitive Business, but has a division, business unit or segment that is a Competitive Business, so long as Executive demonstrates to the Company's reasonable satisfaction that Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment that is the Competitive Business. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved.

8.2.Non-Solicitation. Executive covenants and agrees that during the Restriction Period, Executive shall not directly or indirectly (i) influence or attempt to influence or solicit any employees, or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so, (ii) hire any senior executives of the Company or any of its Affiliates or assist any other person in doing so, (iii) induce or attempt to induce or otherwise counsel, advise, encourage or solicit any client or customer or prospective client or customer of the Company or any of its Affiliates to terminate its relationship with the Company or its Affiliates or otherwise interfere in any way with such relationship, or (iv) assist any other person or entity in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), or (iii). The restrictions in Section 8.2(i) and (ii) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate, or (ii) serving as a reference at the request of an employee.

8.3.Confidentiality.

a.Executive shall not, during the Term or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive's own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law, court order or other legal or regulatory process; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice, to the extent reasonably possible, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

b.“Confidential Information” means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order.

8.4.Assignment of Inventions.
a.Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company's or its Affiliates' strategic plans, products, processes or apparatus or business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive's assignees. Regardless of the status of Executive's employment by the Company, Executive and Executive's heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

b.Whether during or after the Term, Executive further agrees to execute and acknowledge all papers and to do, at the Company's expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive's signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive's physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive's attorney-in-fact to act on Executive's behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5.Return of Company Property. Within ten (10) days following the date of any termination of Executive's employment, Executive or Executive's personal representative shall return all property of the Company and its Affiliates in Executive's possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, Blackberry, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive's compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive's employment, or termination thereof, with the Company and its Affiliates which he received in Executive's capacity as a participant.

8.6.Resignation as an Officer and Director. Upon any termination of Executive's employment, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any of its Affiliates, a member of the board of directors of any of the Company's Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive's employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive's resignation(s).

8.7.Cooperation. During and following the Term, Executive shall give Executive's assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive's employment obligations and prior commitments), in any matter relating to Executive's position with the Company and its Affiliates, or Executive's knowledge as a result thereof as the Company may reasonably request, including Executive's attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's (or an Affiliate's) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive's employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company.

8.8.Non-Disparagement. During his employment with the Company and its Affiliates and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any Affiliate, any of their respective employees that were employed during Executive's employment with the Company or its affiliates or any of their respective past and present, officers, directors, products or services (the “Company Parties”). For purposes of this Section 8.8, the term “disparage” means making comments or statements to the press, to the Company's or any Affiliate's employees or to any individual or entity with whom the Company or any Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the Company Parties. Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent Executive from making any truthful statement that is (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.

8.9.Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.10.Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9.Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone may be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, pending a final determination of damages that have ensured from such alleged breach.

10.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
11.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Comverse Technology, Inc.
810 Seventh Avenue, 35th Floor
New York, New York 10019
Attention: General Counsel

With copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Andrew L. Gaines
If to Executive:

The last address shown on records of the Company

With copies to (which shall not constitute notice):

DLA Piper LLP
2000 University Avenue
East Palo Alto, CA 94303-2214
Attn: William Hoffman

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12.Miscellaneous.

12.1.Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2.No Mitigation or Offset. In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

12.3.Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including, without limitation, the CNS CEO Candidate Offer Term Sheet dated April 23, 2012. This Agreement may not be amended or revised except by a writing signed by the parties.

12.4.Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company's assets. The Company may assign this Agreement to an Affiliate; provided, however, that, without Executive's consent, no such assignment shall relieve the Company of its obligations hereunder. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5.Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6.Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7.Code Section 409A.

a.The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under

Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

b.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred.

d.For purposes of Code Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8.Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Executive's employment or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration for resolution in Boston, Massachusetts in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration; provided, however, that if Executive prevails on at least one material issue, the Company shall reimburse Executive for the legal fees and expenses incurred by Executive in connection with such arbitration, subject to Executive's itemization and substantiation of such fees and expenses.

12.9.Indemnification; Liability Insurance. To the extent provided in the Company's By-Laws and Certificate of Incorporation or, if greater, to the same extent as other senior executives of the Company, the Company shall indemnify Executive for losses or damages incurred by Executive as a result of all claims or causes of action arising from Executive's performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term. Executive shall be covered under a directors and officers liability insurance policy to the extent provided to other senior executives or directors of the Company.

12.10.Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Massachusetts, without regard to the conflicts of law provisions thereof.
12.11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

12.12.Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Comverse, INC.

By: /s/ Charles Burdick
Name: Charles Burdick
Title:     President and Chief Executive Officer

Comverse TECHNOLOGY, INC.
By: /s/ Charles Burdick
Name: Charles Burdick
Title:     Chairman and Chief Executive Officer

EXECUTIVE

/s/ Philippe Tartavull
Name: Philippe Tartavull

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Philippe Tartavull (hereinafter “Executive”), and Comverse, Inc. (the “Company”).
The parties previously entered into an employment agreement dated April 26, 2012 pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release. Executive has had a termination of employment pursuant to such employment agreement.
NOW THEREFORE, in consideration of certain payments and benefits under his employment agreement, Executive and the Company agree as follows:

1.
Executive expressly waives and releases the Company, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions, and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive's employment with the company or termination of such employment including but not limited to any and all claims under the Employee Retirement Income Security act of 1972, Title VII of the Civil Rights Act of 1964, the Age of Discrimination in Employment Act (“ADEA”), the American with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination wither under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express implied, or oral contact, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contact claim under common law of any state or for attorneys' fees, based on any act, transaction, circumstance or event arising up to and including the date of executive's execution of this Release; provided, however, nothing herein shall limit or impede Executive's right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive, Executive agrees, however, that if Executive or anyone acting on Executive's behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

2.	Executive acknowledges: (a) that Executive has been advised in writing hereby to consult with any attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release. Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so. In addition, Executive has seven (7) days after Executive signs this Release to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the Legal Officer of the Company. If Executive revokes this Release as provided herein, it shall be null and void. If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eight (8th) day after the Executive signs this Release (“Effective Date”).

3.
Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by either the Company or Parent of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

4.	This Release shall be construed and enforced pursuant to the laws of the State of Massachusetts as to substance and procedure, including all questions of conflicts of laws.

5
Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to: (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company or Parent, (b) any claim under or based on a breach of this Release or Sections 4, 5, 6, 7, 8 or 9 of the Employment Agreement after the date that Executive signs this release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directions and officers liability insurance coverage to with the Executive is otherwise entitled.

6.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULL READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

______________________
Philippe Tartavull

Comverse, Inc.

By: ________________
Name:
Title: